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                                                                   EXHIBIT 23.5


                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of Pacific Telesis Group on Form S-4 of our reports dated (1) April 2, 1996 (October 21, 1996 as to Notes 11, 12, 13 and 14) on the consolidated financial statements of Wireless Holdings, Inc. and its subsidiaries as of and for the fiscal periods ended August 31, 1995, and 1994 (which report expresses an unqualified opinion on such consolidated financial statements and includes an explanatory paragraph referring to the proposed sale and substantial doubt about Wireless Holdings, Inc. and its subsidiaries' ability to continue as a going concern)
(2) April 2, 1996 (October 21, 1996 as to Notes 11, 12, 13 and 14) on the consolidated financial statements of Videotron USA, Inc. as of and for the fiscal periods ended August 31, 1995, and 1994 (which report expresses an unqualified opinion on such consolidated financial statements and includes an explanatory paragraph referring to the proposed sale and substantial doubt about Videotron USA, Inc.'s ability to continue as a going concern), and (3) April 2, 1996 (October 21, 1996 as to Notes 9, 11, 12 and 13) on the financial statements of Videotron (Bay Area) Inc. as of and for the fiscal periods ended August 31, 1995, and 1994 (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph referring to the proposed sale and substantial doubt about Videotron (Bay Area) Inc.'s ability to continue as a going concern), appearing in this Prospectus, which is a part of such Registration Statement.

  We also consent to the reference to us under the heading "Independent Public Accountants" in such Prospectus.

/s/ Deloitte & Touche LLP
San Francisco, California
October 21, 1996